SUNLIGHT FINANCIAL LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Cash and cash equivalents	$62,521	$49,583
Restricted cash	3,861	3,122
Advances (net of allowance for credit losses of $211 and $121)	40,768	35,280
Financing receivables (net of allowance for credit losses of $111 and $125)	4,707	5,333
Property and equipment, net	5,693	5,725
Due from affiliates	1,839	—
Other assets	4,340	7,030
Total assets	$123,729	$106,073

Liabilities, Temporary Equity, and Members' Equity

Liabilities
Accounts payable and accrued expenses	$18,873	$15,782
Funding commitments	22,164	18,386
Debt	20,613	14,625
Distributions payable	—	7,522
Due to affiliates	761	—
Warrants, at fair value	9,708	5,643
Other liabilities	1,076	1,502
Total liabilities	73,195	63,460

Commitments and Contingencies

Temporary Equity
Preferred class A-3 unit members' capital; 403,946 and 376,395 units authorized, issued, and outstanding as of June 30, 2021 and December 31,2020, respectively	338,620	260,428
Preferred class A-2 unit members' capital; 242,512 and 225,972 units authorized, issued, and outstanding as of June 30, 2021 and December 31,2020, respectively	213,218	154,286
Preferred class A-1 unit members' capital; 317,989 and 296,302 units authorized, issued, and outstanding as of June 30, 2021 and December 31,2020, respectively	279,554	202,045
Common unit members' capital; 78,717 units authorized, issued, and outstanding as of June 30, 2021 and December 31,2020	68,296	47,757

Members' Equity
Other ownership interests' capital	1,457	1,439
Accumulated deficit	(850,611)	(623,342)
Total members' equity	(849,154)	(621,903)
Total liabilities, temporary equity, and members' equity	$123,729	$106,073

See notes to unaudited condensed consolidated financial statements.

SUNLIGHT FINANCIAL LLC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$26,203	$10,199	$50,990	$23,272
Costs and Expenses
Cost of revenues (exclusive of items shown separately below)	5,337	2,300	10,191	5,247
Compensation and benefits	8,108	6,273	16,120	12,723
Selling, general, and administrative	1,204	542	3,120	1,822
Property and technology	1,420	1,065	2,628	2,048
Depreciation and amortization	801	815	1,610	1,618
Provision for losses	436	354	1,172	478
Management fees to affiliate	100	100	200	200
	17,406	11,449	35,041	24,136
Operating income	8,797	(1,250)	15,949	(864)
Other Income (Expense), Net
Interest income	112	119	253	276
Interest expense	(317)	(169)	(572)	(328)
Change in fair value of warrant liabilities	(1,451)	(13)	(4,065)	29
Change in fair value of contract derivatives, net	69	184	(787)	455
Realized gains on contract derivatives, net	719	89	2,986	121
Other income (expense)	209	(114)	621	(390)
Business combination expenses	(2,895)	—	(6,482)	—
	(3,554)	96	(8,046)	163
Net Income (Loss)	$5,243	$(1,154)	$7,903	$(701)

See notes to unaudited condensed consolidated financial statements.

SUNLIGHT FINANCIAL LLC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(dollars in thousands)

	Units				Temporary Equity				Units	Members' Equity
	Class A-3 Units	Class A-2 Units	Class A-1 Units	Common Units	Class A-3 Units	Class A-2 Units	Class A-1 Units	Common Units	Other Ownership Interests	Other Ownership Interests	Accumulated Deficit	Total Members' Equity
March 31, 2021	389,852	234,051	306,895	78,717	$319,772	$196,340	$257,301	$59,836	54,867	$1,450	$(789,415)	$(787,965)
Preferred distributions, paid in-kind	14,094	8,461	11,094	—	11,815	7,438	9,752	—	—	—	(29,005)	(29,005)
Change in temporary equity redemption value	—	—	—	—	7,033	9,440	12,501	8,460	—	—	(37,434)	(37,434)
Equity-based compensation	—	—	—	—	—	—	—	—	1,594	7	—	7
Net income	—	—	—	—	—	—	—	—	—	—	5,243	5,243
June 30, 2021	403,946	242,512	317,989	78,717	$338,620	$213,218	$279,554	$68,296	56,461	$1,457	$(850,611)	$(849,154)

March 31, 2020	338,196	203,038	266,230	78,717	$74,350	$15,096	$18,556	$2,195	47,376	$1,390	$(71,672)	$(70,282)
Preferred distributions, paid in-kind	12,193	7,320	9,598	—	2,397	561	692	—	—	—	(3,650)	(3,650)
Change in temporary equity redemption value	—	—	—	—	(1,250)	481	636	190	—	—	(57)	(57)
Equity-based compensation	—	—	—	—	—	—	—	—	2,176	20	—	20
Net loss	—	—	—	—	—	—	—	—	—	—	(1,154)	(1,154)
June 30, 2020	350,389	210,358	275,828	78,717	$75,497	$16,138	$19,884	$2,385	49,552	$1,410	$(76,533)	$(75,123)

December 31, 2020	376,395	225,972	296,302	78,717	$260,428	$154,286	$202,045	$47,757	53,105	$1,439	$(623,342)	$(621,903)
Preferred distributions, paid in-kind	27,551	16,540	21,687	—	22,852	14,216	18,634	—	—	—	(55,702)	(55,702)
Change in temporary equity redemption value	—	—	—	—	55,340	44,716	58,875	20,539	—	—	(179,470)	(179,470)
Equity-based compensation	—	—	—	—	—	—	—	—	3,356	18	—	18
Net income	—	—	—	—	—	—	—	—	—	—	7,903	7,903
June 30, 2021	403,946	242,512	317,989	78,717	$338,620	$213,218	$279,554	$68,296	56,461	$1,457	$(850,611)	$(849,154)

December 31, 2019	326,428	195,973	256,966	78,717	$76,519	$21,867	$27,042	$3,362	43,765	$1,313	$(90,718)	$(89,405)
Preferred distributions, paid in-kind	23,961	14,385	18,862	—	4,715	1,086	1,338	—	—	—	(7,139)	(7,139)
Change in temporary equity redemption value	—	—	—	—	(5,737)	(6,815)	(8,496)	(977)	—	—	22,025	22,025
Equity-based compensation	—	—	—	—	—	—	—	—	5,787	97	—	97
Net loss	—	—	—	—	—	—	—	—	—	—	(701)	(701)
June 30, 2020	350,389	210,358	275,828	78,717	$75,497	$16,138	$19,884	$2,385	49,552	$1,410	$(76,533)	$(75,123)

See notes to unaudited condensed consolidated financial statements.

SUNLIGHT FINANCIAL LLC
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the Six Months Ended June 30,
	2021	2020
Cash Flows From Operating Activities
Net income (loss)	$7,903	$(701)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,698	1,677
Provision for losses	1,172	478
Change in fair value of warrant liabilities	4,065	(29)
Change in fair value of contract derivatives, net	787	(455)
Other expense (income)	(621)	390
Unit-based payment arrangements	18	97
Increase (decrease) in operating capital:
Increase in advances	(5,673)	(3,964)
Increase in due from affiliates	(1,839)	—
Decrease (increase) in other assets	2,190	(364)
Increase in accounts payable and accrued expenses	2,664	147
Increase (decrease) in funding commitments	3,779	(7,487)
Increase in due to affiliates	761	—
Increase (decrease) in other liabilities	202	(6)
Net cash provided by (used in) operating activities	17,106	(10,217)

Cash Flows From Investing Activities
Return of investments in loan pool participation and loan principal repayments	832	625
Payments to acquire loans and participations in loan pools	(1,170)	(1,487)
Payments to acquire property and equipment	(1,066)	(1,614)
Net cash used in investing activities	(1,404)	(2,476)

Cash Flows From Financing Activities
Proceeds from borrowings under line of credit	20,746	5,064
Repayments of borrowings under line of credit	(14,758)	(5,898)
Payment of capital distributions	(7,522)	(1,987)
Payment of debt issuance costs	(491)	—
Net cash used in financing activities	(2,025)	(2,821)

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	13,677	(15,514)

Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	52,705	51,656

Cash, Cash Equivalents, and Restricted Cash, End of Period	$66,382	$36,142

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$537	$278

Noncash Investing and Financing Activities
Preferred dividends, paid in-kind	$55,702	$7,139
Change in temporary equity redemption value	179,470	(22,025)

See notes to unaudited condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in tables in thousands, except unit and per unit data)

Note 1. Organization and Business

Sunlight Financial LLC (the “Company” or, together with its consolidated subsidiary, “Sunlight”) operates a technology-enabled financial services platform within the United States of America, using a nationwide network of contractors at the point-of-sale, to offer homeowners secured and unsecured loans (“Loans”), originated by third-party lenders, for the purchase and installation of residential solar energy systems and other home improvements. Sunlight was formed as a limited liability company on January 23, 2014 and began operations on September 11, 2015.

Business — Sunlight arranges for the origination of Loans by third-party lenders in two distinct ways:

Direct Channel Loans — Sunlight arranges for certain Loans (“Direct Channel Loans”) to be originated and retained by third parties (“Direct Channel Partners”). The Direct Channel Partners originate the Direct Channel Loans directly, using their own credit criteria. These Direct Channel Partners pay for Direct Channel Loans by remitting funds to Sunlight, and Sunlight is thereafter responsible for making the appropriate payments to the relevant contractor. Sunlight earns income from the difference between the cash amount paid by a Direct Channel Partner to Sunlight for a given Direct Channel Loan and the dollar amount due to the contractor for such Direct Channel Loan. Sunlight does not participate in the ongoing economics of the Direct Channel Loans and, generally, does not retain any obligations with respect thereto except for certain ongoing fee-based administrative services performed by Sunlight.

Indirect Channel Loans — Sunlight arranges for other Loans (“Indirect Channel Loans”) to be originated by Sunlight’s issuing bank partner (“Bank Partner”). Sunlight has entered into program agreements with its Bank Partner that govern the terms and conditions with respect to originating and servicing the Indirect Channel Loans and Sunlight pays its Bank Partner a fee based on the principal balance of Loans originated by Bank Partner. Sunlight’s Bank Partner funds these Loans by remitting funds to Sunlight, and Sunlight is thereafter responsible for making the appropriate payments to the relevant contractor. Sunlight arranges for the sale of certain Indirect Channel Loans, or participations therein, to third parties (“Indirect Channel Loan Purchasers”).

Business Combination — In January 2021, Sunlight and Spartan Acquisition Corp. II (NYSE: SPRQ) (“Spartan”), a publicly-traded special purpose acquisition company sponsored by funds managed by an affiliate of Apollo Global Management, Inc. (NYSE: APO), entered into a definitive agreement for a business combination that will, subject to the satisfaction or waiver of the conditions to closing of the transactions contemplated by that agreement (the “Transactions”), result in Sunlight becoming the operating subsidiary of a publicly listed company. Following the closing of the Transactions, the combined company will be organized in an “Up-C” structure, meaning that all of the material assets of the combined company will be held by Sunlight, and Spartan’s only material assets will be its equity interests in Sunlight.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation — The accompanying unaudited condensed consolidated financial statements and related notes, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting, include the accounts of Sunlight and its consolidated subsidiary. In the opinion of management, all adjustments considered necessary for a fair presentation of Sunlight’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. All intercompany balances and transactions have been eliminated.

Certain information and footnote disclosures normally included in financial statements prepared under GAAP may be condensed or omitted for interim financial reporting, and the operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

These financial statements should be read in conjunction with Sunlight's consolidated financial statements for the year ended December 31, 2020 and footnotes thereto included in Spartan's registration statement on Form S-4 filed with the Securities and Exchange Commission on March 22, 2021. Capitalized terms used herein, and not otherwise defined, are defined in Sunlight's consolidated financial statements for the year ended December 31, 2020.

Consolidation — Sunlight consolidates those entities over which it controls significant operating, financial, and investing decisions of the entity.

Segments — Sunlight operates through one operating and reportable segment, which reflects how the chief operating decision maker allocates resources and assess performance. Sunlight arranges for the origination of Loans by third-party lenders using a predominately single expense pool.

Risks and Uncertainties — In the normal course of business, Sunlight primarily encounters credit risk, which is the risk of default on Sunlight’s investments that results from a borrower’s or counterparty’s inability or unwillingness to make contractually required payments.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes subjective estimates of pending loan originations and sales, which significantly impacts revenues, determinations of fair value, and estimates regarding loan performance, which impacts impairments and allowances for loan losses. Actual results may differ from those estimates.

Fair Value — GAAP requires the categorization of the fair value of financial instruments into three broad levels that form a hierarchy based on the transparency of inputs to the valuation.

Level	Measurement
1	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
2	Inputs are other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.
3	Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Sunlight follows this hierarchy for its financial instruments, with classifications based on the lowest level of input that is significant to the fair value measurement. The following summarizes Sunlight’s financial instruments hierarchy at June 30, 2021:

Level	Financial Instrument	Measurement
1	Cash and cash equivalents and restricted cash	Estimates of fair value are measured using observable, quoted market prices, or Level 1 inputs
3	Loans and loan participations, held-for-investment	Estimated fair value is generally determined by discounting the expected future cash flows using inputs such as discount rates.
	Contract derivative	Estimated fair value based upon discounted expected future cash flows arising from the contract.
	Warrants	Estimated fair value based upon quarterly valuation estimates of Sunlight's equity, based upon fair value inputs provided by an independent valuation firm applied to Sunlight's capital structure.

Valuation Process — On a quarterly basis, with assistance from an independent valuation firm, management estimates the fair value of Sunlight’s Level 3 financial instruments. Sunlight’s determination of fair value is based upon the best information available for a given circumstance and may incorporate assumptions that are management’s best estimates after consideration of a variety of internal and external factors. When an independent valuation firm expresses an opinion on the fair value of a financial instrument in the form of a range, management selects a value within the range provided by the independent valuation firm to assess the reasonableness of management’s estimated fair value for that financial instrument. At June 30, 2021, Sunlight’s valuation process for Level 3 measurements, as described below, were conducted internally or by an independent valuation firm and reviewed by management.

Valuation of Loans and Loan Participations — Management generally considers Sunlight's loans and loan participations Level 3 assets in the fair value hierarchy as such assets are illiquid investments that are specific to the loan product, for which there is limited market activity. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of each loan or loan participation categorized as a Level 3 asset.

Valuation of Contract Derivative — Management considers Sunlight's contracts under which Sunlight (a) arranges Loans for the purchase and installation of home improvements other than residential solar energy systems (“Contract Derivative 1”) and (b) earns income from the prepayment of certain of those Loans sold to an Indirect Channel Loan Purchaser (“Contract Derivative 2”), both considered derivatives under GAAP, as a Level 3 assets in the fair value hierarchy as such assets represent bilateral, nontraded agreements for which there is limited market activity. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of the contracts.

Valuation of Warrants — Management considers the warrants redeemable for Sunlight’s temporary equity as Level 3 liabilities in the fair value hierarchy as such liabilities are illiquid investments redeemable for illiquid partnership interests for which there is limited market activity. On a quarterly basis, management engages an independent valuation firm to estimate the fair value of Sunlight’s equity, which includes allocation of value to outstanding partnership interests as well as warrants thereon that Sunlight categorizes as a Level 3 liability.

Other Valuation Matters — For Level 3 financial assets acquired and financial liabilities assumed during the calendar month immediately preceding a quarter end that were conducted in an orderly transaction with an unrelated party, management generally believes that the transaction price provides the most observable indication of fair value given the illiquid nature of these financial instruments, unless management is aware of any circumstances that may cause a material change in the fair value through the remainder of the reporting period. For instance, significant changes in a counterparty’s intent or ability to make payments on a financial asset may cause material changes in the fair value of that financial asset.

See Note 7 for additional information regarding the valuation of Sunlight's financial assets and liabilities.

Sales of Financial Assets and Financing Agreements — Sunlight will, from time to time, facilitate the sale of Indirect Channel Loans. In each case, the transferred loans are legally isolated from Sunlight and control of the transferred loans passes to the transferee, who may pledge or exchange the transferred asset without constraint of Sunlight. Sunlight neither recognizes any financial assets nor incurs any liabilities as a result of the sale, but does recognize revenue based upon the difference between proceeds received from the transferee and the proceeds paid to the transferor.

Balance Sheet Measurement

Cash and Cash Equivalents and Restricted Cash — Cash and cash equivalents consist of bank checking accounts and money market accounts. Sunlight considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Sunlight maintains cash in restricted accounts pursuant to various lending agreements and considers other cash amounts restricted under certain agreements with other counterparties. Substantially all amounts on deposit with major financial institutions exceed insured limits. Cash and cash equivalents and restricted cash are carried at cost, which approximates fair value. Sunlight reported cash and cash equivalents and restricted cash in the following line items of its Condensed Consolidated Balance Sheets, which totals the aggregate amount presented in Sunlight’s Condensed Consolidated Statements of Cash Flows:

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$62,521	$49,583
Restricted cash and cash equivalents	3,861	3,122
Total cash, cash equivalents, and restricted cash shown in the Condensed Consolidated Statement of Cash Flows	$66,382	$52,705

Financing Receivables — Sunlight records financing receivables for (a) advances that Sunlight remits to contractors on a short-term basis to facilitate the installation of residential solar systems and the construction or installation of other home improvement projects and (b) loans and loan participations.

Advances — In certain circumstances, Sunlight will provide a contractually agreed upon percentage of cash to a contractor related to a Loan that has not yet been funded by either a Direct Channel Partner or its Bank Partner as well as amounts funded to contractors in anticipation of loan funding. Such advances are generally repaid upon the earlier of (a) a specified number of days from the date of the advance outlined within the respective contractor contract or (b) the substantial installation of the residential solar system or the construction or installation of other home improvement projects. In either case, Sunlight will net such amounts advanced from payments otherwise due to the related contractor. Sunlight carries advances at the amount advanced, net of allowances for losses and charge-offs.

Loans and Loan Participations — Sunlight recognizes Indirect Channel Loans purchased from Sunlight’s Bank Partner as well as its 5.0% participation interests in Indirect Channel Loans as financing receivables held-for-investment based on management's intent, and Sunlight's ability, to hold those investments through the foreseeable future or contractual maturity. Financing receivables that are held‑for‑investment are carried at their aggregate outstanding face amount, net of applicable (a) unamortized acquisition premiums and discounts, (b) allowance for losses and (c) charge-offs or write-

downs of impaired receivables. If management determines a loan or loan participation is impaired, management writes down the loan or loan participation through a charge to the provision for losses. See “— Impairment” for additional discussion regarding management’s determination for loan losses. Sunlight applies the interest method to amortize acquisition premiums and discounts or on a straight-line basis when it approximates the interest method. Sunlight did not acquire loans with deteriorated credit quality that were not charged-off upon purchase for the three or six months ended June 30, 2021 or 2020.

Impairment — Sunlight holds financing receivables that management evaluates for impairment indicators at least quarterly using information obtained at least annually. In conjunction with this review, management assesses such factors as historical losses, changes in the nature and volume of financing receivables, overall portfolio quality, and existing economic conditions that may affect the customer’s ability to pay. In certain cases, management assigns a risk rating based on certain aforementioned factors.

The evaluation of these indicators of impairment requires significant judgment by management to determine whether failure to collect contractual amounts is probable as well as in estimating the resulting loss allowance. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. These evaluations are inherently subjective, as they require material estimates and may be susceptible to significant change. Actual losses, if any, could materially differ from these estimates.

If management deems that it is probable that Sunlight will be unable to collect all amounts owed according to the contractual terms of a receivable, impairment of that receivable is indicated. Consistent with this definition, all receivables for which the accrual of interest has been discontinued (nonaccrual loans) are considered impaired. If management considers a receivable to be impaired, management establishes an allowance for losses through a valuation provision in earnings, which reduces the carrying value of the receivable to (a) the amounts management expect to collect, for receivables due within 90 days, or (b) the present value of expected future cash flows discounted at the receivable’s contractual effective rate. Impaired financing receivables are charged off against the allowance for losses when a financing receivable is more than 120 days past due or when management believes that collectability of the principal is remote, if earlier. Sunlight credits subsequent recoveries, if any, to the allowance when received.

At June 30, 2021 and December 31, 2020, Sunlight evaluated financing receivables collectively, based upon those financing receivables with similar characteristics. Sunlight individually evaluates nonaccrual loans with contractual balances of $50,000 or more and receivables whose terms have been modified in a troubled debt restructuring with contractual balances of $50,000 or more to establish specific allowances for such receivables, if required. Those financing receivables where impairment is indicated were evaluated individually for impairment, though such amounts were not material.

Advances — For advances made by Sunlight, management performs an evaluation of impairment indicators using financial information obtained from its counterparties and third parties as well as historical experience. Such indicators may include the borrower’s financial wherewithal and recent operating performance as well as macroeconomic trends. Management rates the potential for advance receivables by reviewing the counterparty. The counterparty is rated by overall risk tier on a scale of “1” through “5,” from least to greatest risk, which management reviews and updates on at least an annual basis. Counterparties may be granted advance approval within any overall risk tier, however tier “5” advance approvals are approved on an exception basis. A subset category of the overall risk tier is the financial risk of the counterparty. As with the overall risk tier, counterparties may be granted advance approval within any financial risk tier; however financial risk tier “5” advance approvals are approved on an exception basis. As part of that approval, management will set an individual counterparty advance dollar limit, which cannot be exceeded prior to additional review and approval. The overall risk tiers are defined as follows:

1	Low Risk	The counterparty has demonstrated low risk characteristics. The counterparty is a well-established company within the applicable industry, with low commercial credit risk, excellent reputational risk (e.g. online ratings, low complaint levels), and an excellent financial risk assessment.
2	Low-to-Medium Risk	The counterparty has demonstrated low to medium risk characteristics. The counterparty is a well-established company within the applicable industry, with low to medium commercial credit risk, excellent to above average reputational risk (e.g. online ratings, lower complaint levels), and/or an excellent to above average financial risk assessment.
3	Medium Risk	The counterparty has demonstrated medium risk characteristics. The counterparty may be a less established company within the applicable industry than risk tier "1" or "2", with medium commercial credit risk, excellent to average reputational risk (e.g., online ratings, average complaint levels), and/or an excellent to average financial risk assessment.
4	Medium-to-High Risk	The counterparty has demonstrated medium to high risk characteristics. The counterparty is likely to be a less established company within the applicable industry than risk tiers "1" through "3," with medium to high commercial credit risk, excellent to below average reputational risk (e.g. online ratings, higher complaint levels), and/or an excellent to below average financial risk assessment.
5	Higher Risk	The counterparty has demonstrated higher risk characteristics. The counterparty is a less established company within the applicable industry, with higher commercial credit risk, and/or below average reputational risk (e.g. online ratings, higher complaint levels), and/or below average financial risk assessment. Tier "5" advance approvals will be approved on an exception basis.

Loans and Loan Participations, Held-For-Investment — Sunlight aggregates performing loans and loan participations into pools for the evaluation of impairment based on like characteristics, such as loan type and acquisition date. Pools of loans are evaluated based on criteria such as an analysis of borrower performance, credit ratings of borrowers, and historical trends in defaults and loss severities for the type and seasoning of loans and loan participations under evaluation.

Property and Equipment — Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives:

		Carrying Value
Asset Category	Estimated Useful Life, in Years	June 30, 2021	December 31, 2020
Furniture, fixtures, and equipment	7 years	$555	$555
Computer hardware	5 years	1,034	868
Computer software(a)	1-3 years	13,385	11,973
Leasehold improvements	Shorter of life of improvement or lease term	421	421
		15,395	13,817
Accumulated amortization and depreciation(b)(c)		(9,702)	(8,092)
		$5,693	$5,725
a.Amounts include $13.2 million and $11.8 million of capitalized internally developed software costs at June 30, 2021 and December 31, 2020, respectively.
b.Amounts include $8.7 million and $7.2 million of accumulated amortization for capitalized internally developed software costs at June 30, 2021 and December 31, 2020, respectively.
c.For the three months ended June 30, 2021 and 2020, respectively, $0.7 million and $0.7 million of the $0.8 million and $0.8 million total amortization and depreciation expense on property and equipment consisted of amortized capitalized internally developed software costs. For the six months ended June 30, 2021 and 2020, respectively, $1.4 million and $1.5 million of the $1.6 million and $1.6 million total amortization and depreciation expense on property and equipment consisted of amortized capitalized internally developed software costs. At June 30, 2021, the approximate aggregate annual amortization expense for capitalized internally developed software costs are as follows:

July 1, through December 31, 2021	$1,338
2022	1,969
2023	1,044
2024	162
2025	—
Thereafter	—
$4,513

Funding Commitments — Pursuant to Sunlight’s contractual arrangements with its Bank Partner, Direct Channel Partners, and contractors, each of Sunlight’s Direct Channel Partners and its Bank Partner periodically remits to Sunlight the cash related to loans the funding source has originated. Sunlight has committed to funding such amounts, less any amounts Sunlight is entitled to retain, to the relevant contractor when certain milestones relating to the installation of residential solar system or the construction of installation of other home improvement projects underlying the consumer receivable have been reached. Sunlight presents any amounts that Sunlight retains in anticipation of a contractor completing an installation milestone as “Funding Commitments” on the accompanying Condensed Consolidated Balance Sheets, which totaled $22.2 million and $18.4 million at June 30, 2021 and December 31, 2020, respectively.

Guarantees — Sunlight records a liability for the guarantees it makes for certain Loans if it determines that it is probable that it will have to repurchase those loans, in an amount based on the likelihood of such repurchase and the loss, if any, Sunlight expects to incur in connection with its repurchase of a Bank Partner Loans that may have experienced credit deterioration since the time of the loan’s origination.

Distributions Payable — Sunlight accrues for estimated tax payments to holders of its temporary and members’ equity when earned in accordance with Sunlight’s organizational agreements. In December 2020, Sunlight accrued $1.3 million, $1.2 million, and $5.0 million, or $4.38, $5.33, and $13.34 per unit, payable to Class A-1, A-2, and A-3 Units, respectively. Sunlight recorded such estimated tax payments in “Distributions Payable” on the accompanying Condensed Consolidated Balance Sheet at December 31, 2020, which Sunlight paid during the six months ended June 30, 2021. The actual tax distribution amount required may materially differ from these estimates.

Other Assets and Accounts Payable, Accrued Expenses, and Other Liabilities — At each of June 30, 2021 and December 31, 2020, (a) other assets included Sunlight’s contract derivatives, prepaid expenses, accounts receivable, deferred finance costs, and interest receivable, and (b) accounts payable, accrued expenses, and other liabilities included Sunlight’s guarantee liability, accrued compensation, deferred rent, and other payables.

Temporary Equity — Holders of Preferred Units and Subordinated Units issued by Sunlight (Note 6) may redeem their interests under certain circumstances that are outside of Sunlight’s control. Sunlight presents these interests as temporary equity and adjusts the carrying value of such interests to their redemption values quarterly, with an offset to “Accumulated Deficit” in Sunlight’s Condensed Consolidated Balance Sheets. For each interest, Sunlight determines the redemption value at the lesser of its (i) fair value, based upon valuation estimates determined by management with assistance of an independent valuation firm, and (ii) partnership capital account balance, unless such capital account balance is less than net contributions.

Income Recognition

Revenue Recognition — Sunlight recognizes revenue from (a) platform fees on the Direct Channel Loans when the Direct Channel Partner funds the Loans and on the Indirect Channel Loans when the Indirect Channel Loan Purchaser buys the Loans from the balance sheet of Sunlight’s Bank Partner and (b) loan monitoring and administration services on a monthly basis as Sunlight provides such services for that month. Sunlight’s contracts include the following groups of similar services, which do not include any significant financing components:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Platform fees, net(a)	$25,112	$9,599	$48,774	$22,082
Other revenues(b)	1,091	600	2,216	1,190
	$26,203	$10,199	$50,990	$23,272
a.Amounts presented net of variable consideration in the form of rebates to certain contractors.
b.Includes monitoring, administration, and other ancillary fees Sunlight earns that are incidental to its primary operations. Sunlight earned $0.0 million and $0.0 million for the three months ended June 30, 2021 and 2020 and $0.1 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively, in administrative fees from an affiliate. (Note 9)

Platform Fees, Net — Sunlight arranges Loans for the purchase and installation of residential solar energy systems on behalf of its Direct Channel Partners, Bank Partner, and Indirect Channel Loan Purchasers. As agent, Sunlight presents platform fees on a net basis at the time that Direct Channel Partners or Indirect Channel Loan Purchasers obtain control of the service provided to facilitate their origination or purchase of a Loan, which is no earlier than when Sunlight delivers loan documentation to the customer. Sunlight wholly satisfies its performance obligation to Direct Channel Partners, Bank Partner, and Indirect Channel Loan Purchasers, as it relates to such platform fees, upon origination or purchase of a Loan. Sunlight considers rebates offered by Sunlight to certain contractors in exchange for volume commitments as variable components to transaction prices; such variability resolves upon the contractor’s satisfaction of their volume commitment.

The contracts under which Sunlight (a) arranges Loans for the purchase and installation of home improvements other than residential solar energy systems and (b) earns income from the prepayment of certain of those Loans sold to an Indirect Channel Loan Purchaser are considered derivatives under GAAP. As such, Sunlight’s revenues exclude the platform fees that Sunlight earns in connection with these contracts. Instead, Sunlight records realized gains on the derivatives within “Realized Gains on Contract Derivative, Net” in the accompanying Condensed Consolidated Statements of Operations. Sunlight realized gains of $0.7 million and $0.1 million for the three months ended June 30, 2021 and 2020 and $3.0 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively, in connection with these contracts (Note 4).

Other Revenues — Sunlight provides monthly services in connection with the monitoring and administration of Loans originated by certain Direct Channel Partners, Bank Partner, and an Indirect Channel Loan Purchaser. Such services may include the reporting of loan performance information, administration of servicing performed by third parties, and monitoring the performance of solar energy systems.

Interest Income — Loans where management expects to collect all contractually required principal and interest payments are considered performing loans. Sunlight accrues interest income on performing loans based on the unpaid principal balance (“UPB”) and contractual terms of the loan. Interest income also includes discounts associated with the loans purchased as a yield adjustment using the effective interest method over the loan term. Sunlight expenses direct loan acquisition costs for loans acquired by Sunlight as incurred. Sunlight does not accrue interest on loans placed on non-accrual status or on loans where the collectability of the principal or interest of the loan are deemed uncertain.

Loans are considered past due or delinquent if the required principal and interest payments have not been received as of the date such payments are due. Generally, loans, including impaired loans, are placed on non-accrual status when (i) either principal or interest payments are 90 days or more past due based on contractual terms or (ii) an individual analysis of a borrower’s creditworthiness indicates a loan should be placed on non-accrual status. When a loan owned by Sunlight (each, a “Balance Sheet Loan”) is placed on non-accrual status, Sunlight ceases to recognize interest income on the loans and reverses previously accrued and unpaid interest, if any. Subsequent receipts on non-accrual loans are recorded as a reduction of principal, and interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Sunlight may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the restructured loan. Advances are created at par and do not bear, and therefore do not accrue, interest income.

Expense Recognition

Cost of Revenues — Sunlight’s cost of revenues includes the aggregate costs of the services that Sunlight performs to satisfy its contractual performance obligations to customers as well as variable consideration that Sunlight pays for its fee revenue, which do not meet the criteria necessary for netting against gross revenues.

Sunlight Rewards™ Program — The Sunlight Rewards™ Program is a proprietary loyalty program that Sunlight offers to salespeople selling residential solar systems for Sunlight’s network of contractors. Sunlight records a contingent liability using the estimated incremental cost of each point based upon the points earned, the redemption value, and an estimate of probability of redemption consistent with Sunlight’s historical redemption experience under the program. When a salesperson redeems points from Sunlight’s third-party loyalty program vendor, Sunlight pays the stated redemption value of the points redeemed to the vendor.

Compensation and Benefits — Management expenses salaries, benefits, and equity-based compensation as services are provided. “Compensation and Benefits” in the accompanying Condensed Consolidated Statements of Operations includes expenses not otherwise included in Sunlight’s cost of revenues, such as compensation costs associated with information technology, sales and marketing, product management, and overhead.

Equity-Based Compensation — Sunlight has granted equity-based compensation awards that vest contingent upon one or more of the following conditions: (a) time-based service, (b) performance conditions based upon Sunlight’s equity value, as determined by Sunlight’s board or directors or a qualifying sale of Sunlight’s equity, achieving certain contractual thresholds (“Threshold Equity Value”), and (c) whether Sunlight issues Class A Units in-kind to satisfy the preferred return on Class A Units during the award’s vesting period until May 25, 2023 (“PIK Vesting Requirement”). Sunlight generally expenses the grant-date fair value of these equity-based compensation awards using the following methods, recognizing forfeitures as they occur, based upon the following vesting contingencies:

Time-Based Service — Sunlight expenses awards that only require time-based service conditions ratably over the required service period, or immediately if there is no required service period.

Performance-Based Conditions — Sunlight expenses awards in the period in which (a) it is probable that the performance-based condition is satisfied and (b) the award has satisfied other vesting conditions. For equity-based compensation awards in the form of Class C Units or long-term incentive plan units (“LTIP Units”) (Note 6), vesting will generally occur upon a qualifying sale of Sunlight’s equity.

PIK Vesting Requirement — Sunlight awarded equity-based compensation in the form of anti-dilution units. Such awards vest in an amount generally proportionate to the dilution of related Class C Units or LTIP Units that result from the issuance of additional Class A Units. Sunlight expenses awards in the period in which (a) dilution of related Class C Units or LTIP Units would otherwise occur and (b) the award has satisfied other vesting conditions.

Selling, General, and Administrative — Management expenses selling, general, and administrative costs, including legal, audit, and other professional service fees; travel and entertainment; and insurance premiums as incurred.

Property and Technology — Management expenses rent, information technology and telecommunication services, and non-capitalizable costs to internally develop software as incurred.

Income Taxes — Sunlight is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of Sunlight passed through to its members. As such, no recognition of federal or state income taxes for Sunlight or its subsidiaries that are organized as limited liability companies have been recognized by Sunlight.

In accordance with the operating agreement of Sunlight Financial LLC, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its member to pay taxes on the taxable income of the Company, Sunlight Financial LLC is required to make distributions to the member in the amount equal to the estimated tax liability of the member computed as if the member paid income tax at the highest marginal federal and state rate applicable to a corporate entity or individual resident in New York, New York to the extent Sunlight’s operations generate taxable income for the applicable member. Sunlight did not declare any distributions for the three or six months ended June 30, 2021 and 2020, respectively.

Recent Accounting Pronouncements Issued, But Not Yet Adopted

The Financial Accounting Standards Board (“FASB”) has issued the following Accounting Standard Updates (“ASUs”) that may materially impact Sunlight’s financial position and results of operations, or may impact the preparation of, but not materially affect, Sunlight’s consolidated financial statements.

As an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended ( “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Sunlight is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Unless otherwise stated, Sunlight elected to adopt recent accounting pronouncements using the extended transition period applicable to private companies.

ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity — In August 2020, the FASB issued ASU No. 2020-06, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and simplifies the diluted earnings per share calculations. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. Sunlight is currently evaluating the impact of the adoption of ASU 2020-06 on its consolidated financial statements.

ASU No. 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting — In March 2020, the FASB issued ASU No. 2020-04, which provides optional expedients for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The standard is effective for all entities as of March 12, 2020 through December 31, 2022. An entity can elect to apply the amendments as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to that date that the financial statements are available to be issued. Sunlight is currently evaluating the impact of the adoption of ASU 2020-04, as updated by ASU 2021-01 Reference Rate Reform (Topic 848): Scope, on its consolidated financial statements.

ASU No. 2018-15 Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract — In August 2018, the FASB issued ASU No. 2018-15 to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU No. 2018-15 can be applied either retrospectively or prospectively, and it is effective for Sunlight for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption, including adoption in an interim period, is permitted. Sunlight is currently evaluating the impact of the adoption of ASU 2018-15 on its consolidated financial statements.

ASU No. 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments — The FASB issued ASU No. 2016-13 in June 2016. The standard amends the existing credit loss model to reflect a reporting entity’s current estimate of all expected credit losses and requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at a net amount expected to be collected through deduction of an allowance for credit losses from the amortized cost basis of the financial asset(s). ASU No. 2016-13, as amended, is effective for Sunlight in the fiscal year ended December 31, 2023. Early adoption was permitted beginning in the first quarter of 2018. With limited exceptions, an entity should apply ASU No. 2016-13 by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. Sunlight is currently evaluating the new guidance to determine the impact it may have on its consolidated financial statements.

ASU No. 2016-02 Leases — In February 2016, FASB issued ASU No. 2016-02. The standard requires that lessees recognize a right-of-use asset and corresponding lease liability on the balance sheet for most leases. The guidance applied by a lessor under ASU No. 2016-02 is substantially similar to existing GAAP. ASU No. 2016-02, as amended, is effective for Sunlight for the fiscal year ended December 31, 2021. Early adoption is permitted. An entity should apply ASU No. 2016-02 by means of a modified retrospective transition method for all leases existing at, or entered into after, the date of initial application. Sunlight has identified the leases that it believes fall within the scope of ASU No. 2016-02 and evaluating their impact on its consolidated financial statements.

Note 3. Financing Receivables

Sunlight recognizes receivables primarily related to (a) advances that Sunlight remits to contractors on a short-term basis to facilitate the installation of residential solar and home improvement equipment and (b) loans and loan participations. Loans and loan participations primarily include Sunlight’s undivided 5.0% participation and Indirect Channel Loans purchased from its Bank Partner. The following tables summarize Sunlight’s financing receivables and changes thereto:

	Advances(a)	Loans and Loan Participations(b)	Total
June 30, 2021
Amounts outstanding	$40,979	$5,599	$46,578
Unamortized discount	—	(781)	(781)
Allowance for credit losses	(211)	(111)	(322)
Carrying value	$40,768	$4,707	$45,475
December 31, 2020
Amounts outstanding	$35,401	$6,351	$41,752
Unamortized discount	—	(893)	(893)
Allowance for credit losses	(121)	(125)	(246)
Carrying value	$35,280	$5,333	$40,613
a.Represents short-term, advance payments made by Sunlight to certain contractors in anticipation of a project’s substantial completion.
b.Represents (i) Sunlight’s 5.0% participation interest in a pool of residential solar loans with an aggregate UPB of $5.3 million and $6.0 million at June 30, 2021 and December 31, 2020, respectively, and (ii) Indirect Channel Loans purchased by Sunlight with an aggregate UPB of $0.3 million and $0.4 million at June 30, 2021 and December 31, 2020, respectively. No loans or loan participations were individually evaluated for impairment at June 30, 2021 or December 31, 2020.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Allowance for Credit Losses — Advances
Beginning Balance	$101	$79	$121	$215
Provision for credit losses	110	60	90	(76)
Ending Balance	$211	$139	$211	$139

Allowance for Credit Losses — Loans and Loan Participations
Beginning Balance	$114	$65	$125	$96
Provision for credit losses	326	294	1,082	554
Realized losses	(329)	(276)	(1,096)	(567)
Ending Balance	$111	$83	$111	$83

Changes in Carrying Value — Loans and Loan Participations
Beginning Balance	$5,065	$5,577	$5,333	$5,130
Purchases, net(a)	328	568	1,170	1,487
Proceeds from principal repayments, net	(413)	(351)	(832)	(625)
Accretion of loan discount	53	44	118	106
Provision for credit losses	(326)	(294)	(1,082)	(554)
Ending Balance	$4,707	$5,544	$4,707	$5,544
a.During the three and six months ended June 30, 2020, Sunlight purchased (i) 5.0% participation interests in 229 and 665 loans with an aggregate UPB of $0.3 million and $1.0 million as well as (ii) 10 and 24 Indirect Channel Loans with an aggregate UPB of $0.2 million and $0.5 million, respectively. During the three and six months ended June 30, 2021, Sunlight purchased (i) 5.0% participation interests in 0 and 54 loans with an aggregate UPB of $0.0 million and $0.1 million as well as (ii) 17 and 51 Indirect Channel Loans with an aggregate UPB of $0.3 million and $1.1 million, respectively.

Advances — The following section presents certain characteristics of Sunlight’s advances.

Risk Ratings — As further described in Note 2, management evaluates Sunlight’s advances for impairment using risk ratings assigned on a scale of “1” (low risk) through “5” (higher risk). The following table allocates the advance amount outstanding based on Sunlight’s internal risk ratings:

		Total
Risk Tier(a)		Contractors	Amount Outstanding	% of Amount Outstanding
June 30, 2021
1	Low risk	74	$23,783	58.0%
2	Low-to-medium risk	55	17,013	41.5
3	Medium risk	4	157	0.4
4	Medium-to-high risk	—	—	—
5	Higher risk	2	26	0.1
		135	$40,979	100.0%
December 31, 2020
1	Low risk	78	$18,072	51.0%
2	Low-to-medium risk	56	16,700	47.2
3	Medium risk	4	604	1.7
4	Medium-to-high risk	—	—	—
5	Higher risk	3	25	0.1
		141	$35,401	100.0%
a.At June 30, 2021 and December 31, 2020, the average risk rating of Sunlight’s advances was 1.4 (“low risk”) and 1.5 (“low-to-medium risk”), weighted by total advance amounts outstanding.

Delinquencies — The following table presents the payment status of advances held by Sunlight:

Payment Delinquency	Amount Outstanding	% of Amount Outstanding
June 30, 2021
Current	$39,418	96.2%
Less than 30 days	833	2.0
30 days	90	0.2
60 days	128	0.3
90+ days(a)	510	1.3
	$40,979	100.0%
December 31, 2020
Current	$29,132	82.3%
Less than 30 days	3,137	8.9
30 days	1,424	4.0
60 days	672	1.9
90+ days(a)	1,036	2.9
	$35,401	100.0%
a.As further discussed in Note 2, Sunlight generally evaluates amounts delinquent for 90 days or more for impairment. Advances to contractors may remain outstanding as a result of operational and various other factors that are unrelated to the contractor’s creditworthiness. Sunlight assessed advances 90 days or more, along with other factors that included the contractor’s risk tier and historical loss experience, and established loss allowances of $0.2 million and $0.1 million at June 30, 2021 and December 31, 2020, respectively.

Concentrations — The following table presents the concentration of advances, by counterparty:

	June 30, 2021		December 31, 2020
Contractor	Amount Outstanding	% of Total	Amount Outstanding	% of Total
1	$11,059	27.0%	$10,429	29.5%
2	5,642	13.8	6,425	18.1
3	4,998	12.2	295	0.8
4	2,989	7.3	141	0.4
5	2,934	7.2	—	—
6	1,690	4.1	437	1.2
7	1,501	3.7	1,812	5.1
8	500	1.2	257	0.7
9	481	1.2	36	0.1
10	445	1.1	—	—
Other(a)	8,740	21.2	15,569	44.1
	$40,979	100.0%	$35,401	100.0%
a.At June 30, 2021 and December 31, 2020, Sunlight recorded advances receivable from 125 and 131 counterparties not individually listed in the table above with average balances of $0.1 million and $0.1 million, respectively. At December 31, 2020, Sunlight recorded advances receivable from individual counterparties of $2.6 million, $0.7 million, $0.6 million, $0.6 million, and $0.5 million that represent the largest advance concentrations included in “Other,” based on the amount outstanding.

Loans and Loan Participations — The following section presents certain characteristics of Sunlight’s investments in loans and loan participations. Unless otherwise indicated, loan participation amounts are shown at Sunlight’s 5% interest in the underlying loan pool.

Delinquencies — The following table presents the payment status of loans and loan participations held by Sunlight:

Payment Delinquency(a)	Loan Participations		Bank Partner Loans		Total
	Loans	UPB	Loans	UPB	Loans	UPB	% of UPB
June 30, 2021
Current	4,086	$5,041	18	$347	4,104	$5,388	96.2%
Less than 30 days	124	177	—	—	124	177	3.2
30 days	11	14	—	—	11	14	0.3
60 days	5	10	—	—	5	10	0.2
90+ days	9	10	—	—	9	10	0.1
	4,235	$5,252	18	$347	4,253	$5,599	100.0%
December 31, 2020
Current	4,409	$5,760	16	$319	4,425	$6,079	95.7%
Less than 30 days	116	174	—	—	116	174	2.7
30 days	22	38	1	23	23	61	1.0
60 days	7	11	—	—	7	11	0.2
90+ days	10	14	1	12	11	26	0.4
	4,564	$5,997	18	$354	4,582	$6,351	100.0%
a.As further described in Note 2, Sunlight places loans delinquent greater than 90 days on nonaccrual status. Such Loans had carrying values of $0.0 million and $0.0 million at June 30, 2021 and December 31, 2020, respectively. Sunlight does not consider the average carrying values and interest income recognized (including interest income recognized using a cash-basis method) material for the three and six months ended June 30, 2021 and 2020..

Loan Collateral Concentrations — The following table presents the UPB of Balance Sheet Loans, including Sunlight’s relevant participation percentage of the Indirect Channel Loans underlying the participation interests held by Sunlight, based upon the state in which the borrower lived at the time of loan origination:

	June 30, 2021		December 31, 2020
State	UPB	% of Total	UPB	% of Total
Texas	$1,055	18.8%	$1,203	18.9%
California	985	17.6	1,111	17.5
Florida	489	8.7	555	8.7
New York	365	6.5	403	6.3
New Jersey	339	6.1	376	5.9
Arizona	259	4.6	312	4.9
Pennsylvania	236	4.2	274	4.3
Massachusetts	212	3.8	223	3.5
Missouri	207	3.7	228	3.6
South Carolina	203	3.6	234	3.7
Other(a)	1,249	22.4	1,432	22.7
	$5,599	100.0%	$6,351	100.0%
a.Sunlight only participates in residential solar loans originated within the United States, including 31 and 31 states not individually listed in the table above, none of which individually amount to more than 2.6% and 2.7% of the UPB at June 30, 2021 and December 31, 2020, respectively.

Note 4. Derivatives

Sunlight has entered into two agreements considered derivatives under GAAP that are subject to interest rate, credit, and/ or prepayment risks. Interest rate risk is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, as well as other factors. Credit risk include a borrower’s inability or unwillingness to make contractually required payments. Prepayment risk includes a borrower’s payment, or lack of payment, of contractual Loan amounts prior to the date such amounts are contractually due.

In January 2019, Sunlight entered into an agreement with its Bank Partner to arrange Loans for the purchase and installation of home improvements other than residential solar energy systems. The agreement (a) entitles Sunlight to cash flows collected from the portfolio of Loans held by its Bank Partner in excess of a contractual rate, based upon one-month LIBOR plus a fixed spread, and (b) requires Sunlight to pay its Bank Partner for portfolio cash flows below such contractual rate. This contractual arrangement incorporates interest rate and credit risks related to the risk of default on Loans held by its Bank Partner that results from a borrower’s inability or unwillingness to make contractually required payments.

In February 2021, Sunlight entered into an agreement with an Indirect Channel Loan Purchaser to purchase Loans for the installation of home improvements other than residential solar energy systems. As part of that agreement, Sunlight is entitled to additional sale proceeds upon the prepayment of certain Indirect Channel Loans sold. This contractual arrangement incorporates prepayment risk related to loan prepayment rates below Sunlight’s expectations.

Sunlight’s derivative asset is recorded at fair value in the accompanying Condensed Consolidated Balance Sheets as follows:

	Balance Sheet Location	June 30, 2021	December 31, 2020
Contract derivative 1	Other assets	$415	$1,435
Contract derivative 2	Other assets	233	—
		$648	$1,435

The following table summarizes notional amounts related to derivatives:

	June 30, 2021	December 31, 2020
Contract derivative 1(a)	$27,143	$59,770
Contract derivative 2(b)	23,928	n.a.
a.Represents the carrying value of Indirect Channel Loans for the purchase and installation of home improvements other than residential solar energy systems held by Sunlight’s Bank Partner.
b.Represents the unpaid principal balance of the Loans at time of sale to the Indirect Channel Loan Purchaser for which Sunlight is entitled to income in the event of prepayment of the Indirect Channel Loan.

The following table summarizes all income (loss) recorded in relation to derivatives:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Change in fair value of contract derivatives, net
Contract derivative 1	$28	$184	$(1,020)	$455
Contract derivative 2	41	n.a.	233	n.a.
	$69	$184	$(787)	$455
Realized gains on contract derivatives, net
Contract derivative 1	$678	$89	$2,945	$121
Contract derivative 2	41	n.a.	41	n.a.
	$719	$89	$2,986	$121

Note 5. Debt Obligations

Debt consists of the following:

	June 30, 2021							December 31, 2020
	Month Issued	Outstanding Face Amount	Carrying Value(a)	Maximum Facility Size	Final Stated Maturity	Weighted Average		Carrying Value(a)
						Funding Cost(b)	Life (Years)
Revolving credit facility(c)	Apr 2021	$20,613	$20,613	$30,000	Apr 2023	5.9%	1.8	$14,625
a.Excludes $0.5 million and $0.0 million of unamortized deferred financing costs on a revolving credit facility, included in “Other Assets” in the accompanying Condensed Consolidated Balance Sheets, at June 30, 2021 and December 31, 2020, respectively.
b.Includes annualized, unamortized deferred financing costs, as a percentage of the maximum facility size.
c.In March 2016, Sunlight entered into a Loan and Security Agreement with a lender (“Prior Lender”). In May 2019, Sunlight and Prior Lender amended and restated the agreement to provide Sunlight a $15.0 million revolving credit facility (“Prior Facility”). In April 2021, Sunlight paid the Prior Facility in full using proceeds from a Loan and Security Agreement into which Sunlight entered with a Lender and replaced the associated standby letter of credit. Borrowings under the current $30.0 million revolving credit facility, secured by the net assets of Sunlight, bear interest at a per annum rate equal to the sum of (i) a floating rate index and (ii) a fixed margin. The facility includes unused facility costs, and amounts borrowed under this facility are 100% recourse to Sunlight. The carrying value at December 31, 2020 reflects Sunlight’s borrowings under the Prior Facility.

Sunlight’s debt obligations are subject to customary loan covenants and event of default provisions, including event of default provisions triggered by a failure to maintain minimum liquidity and earnings as well as maintaining capacity to fund Loans.

Activities — Activities related to the carrying value of Sunlight’s debt obligations were as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Beginning Balance	$14,625	$8,166	$14,625	$11,811
Borrowings	20,746	3,429	20,746	5,064
Repayments	(14,758)	(618)	(14,758)	(5,898)
Amortization of deferred financing costs(a)	—	—	—	—
Ending Balance	$20,613	$10,977	$20,613	$10,977
a.Excludes $0.0 million and $0.0 million amortization of deferred financing costs included in “Other Assets” in the accompanying Condensed Consolidated Balance Sheets for the three months ended June 30, 2021 and 2020 and $0.0 million and $0.0 million amortization for the six months ended June 30, 2021 and 2020, respectively. Sunlight includes amortization of these costs within “Depreciation and Amortization” in the accompanying Condensed Consolidated Statements of Operations.

Maturities — At June 30, 2021, all of Sunlight’s debt obligations contractually mature in 2023.

Note 6. Equity

Interests in Sunlight’s partnership equity consists of members’ preferred and subordinated units. Sunlight did not have a specific number of preferred or subordinated units authorized at June 30, 2021 or December 31, 2020, but retains the corporate authority to issue sufficient units to meet its obligations. In addition to its partnership equity, Sunlight has issued warrants, profits interests, and other economic interests as part of its long-term incentive plan.

Temporary Equity Activities — Activities related to interests in Sunlight’s partnership equity units considered temporary equity were as follows:

Month of Issuance	Class A-3 Units	Class A-2 Units	Class A-1 Units
Units at December 31, 2019	326,428	195,973	256,966
March 2020	11,768	7,065	9,264
June 2020	12,193	7,320	9,598
September 2020	12,771	7,667	10,053
December 2020	13,235	7,947	10,421
	49,967	29,999	39,336
Units at December 31, 2020	376,395	225,972	296,302
March 2021	13,457	8,079	10,593
June 2021	14,094	8,461	11,094
	27,551	16,540	21,687
Units at June 30, 2021	403,946	242,512	317,989

Preferred Units — The Class A-1, A-2 and A-3 Units (collectively, the “Class A Units”) are the most senior classes of equity units and represent convertible preferred securities that earn a preferred return. Sunlight’s board of directors can elect to pay this return in cash or by issuing additional Class A Units equal to 14.5%, on an annualized basis, of the members’ outstanding Class A Units (“Class A PIK Units”). If Sunlight’s board of directors elects to pay this return in cash, it would pay such in an amount equal to $12.50, $15.22, and $24.06 per unit per annum to the Class A-1 Units, Class A-2 Units, and Class A-3 Units, respectively. The Class A Units generally have a liquidation preference, relative to the Class B Units, equal to the dollar price paid per unit by the unit holders plus any unpaid preferred return. The Class A Units will automatically convert to Class B Units upon the earlier of (a) a qualified initial public offering of Sunlight’s equity or (b) at the election of the Class A Unit holders. In each case, the Class A Units will convert into the same number of Class B Units, subject to adjustment for unit splits or certain other circumstances affecting the number of Class A Units or Class B Units outstanding.

Subordinated Units — The Class B Units are a class of equity units subordinate to Class A Units with regard to liquidation, and Sunlight’s payment of the preferred return to the Class A Units, either in cash or Class A PIK Units, dilutes Class B Units’ interests in Sunlight’s equity. No Class B Units have been issued, redeemed, or cancelled during the six months ended June 30, 2021 and 2020.

Warrants — At June 30, 2021, Sunlight has authorized Class A Units to cover the exercise of the following outstanding warrants on its partnership equity, all of which were exercisable beginning at the date of issuance:

				Exercise Price per Unit
Underlying Unit Class	Date of Issuance			Minimum	Maximum	Weighted Average(a)	Units
A-1	Mar-16	―	May-19	$78.09	$100.00	$83.58	2,393
A-2	Feb-18			297.99	455.52	360.29	12,491
A-3(b)	Feb-21			691.90	691.90	691.90	7,000
a.Aggregate amount payable to Sunlight upon exercise of warrant divided by underlying units deliverable to the warrant holder.
b.During the six months ended June 30, 2021, Sunlight issued 7,000 Class A-3 warrants at an exercise price of $691.90 per Class A-3 Unit.

Refer to Notes 2 and 7 regarding the accounting treatment for warrants and the valuation thereof.

Other Interests — Sunlight has issued the following subordinated interests upon conversion of equity-based compensation awards at time of vest.

Class C Units — Sunlight has issued Class C Units that do not have voting rights or certain other equity-like features, are subordinate to the Class A Units and Class B Units, and will only receive distributions from Sunlight’s profits, based on the total number of outstanding units at such time, after Sunlight distributes the liquidation preference of Class A Units and a successful sale of Sunlight’s equity occurs at a price above the Threshold Equity Value specified in the equity award from which the Class C Unit converts.

LTIP Units — In February 2016, Sunlight established a program pursuant to which it expected to grant units to certain employees in a long-term incentive plan. In December 2017, Sunlight, at the direction of its board of directors, amended and restated its long-term incentive plan to provide clarity around certain items and to allow for the issuance of various classes of LTIP Units. All LTIP units issued after February 2018 have been economically equivalent to corresponding classes of Class C units.

Equity-Based Compensation — Sunlight has granted the following outstanding Class C Units and LTIP Units awards (“Compensation Awards”) to certain employees and founders at June 30, 2021:

	Award Conditions		Units(a)
Award Class	Service(b)	Threshold Equity Value(c) (in millions)	Class C	LTIP	Total	Authorized
C-1 Units	4 years	$29.7	52,303	8,721	61,024	61,727
C-2 Units	4 years	87.0	7,892	8,173	16,065	17,612
C-2AD Units(d)	4 years	87.0	4,212	4,342	8,554	9,410
C-3 Units	5 years	165.0	82,700	26,068	108,768	150,000
C-3AD Units(d)	5 years	165.0	85,602	22,094	107,696	155,853
			232,709	69,398	302,107	394,602
a.Net of fully vested awards.
b.Awards satisfy service-based award conditions ratably over the service period, starting on the one-year anniversary of the service inception date and monthly thereafter. Except for certain Class C-1 Unit and Class C-2 Unit awards, holders of Compensation Awards must also satisfy performance-based award conditions to vest in their award, which require Sunlight’s equity to exceed the respective Threshold Equity Value for such award. Sunlight expenses the grant-date fair value of certain Class C-1 Unit and Class C-2 Unit awards that do not require performance-based vesting requirements over the service vesting period as “Compensation and Benefits” in the accompanying Condensed Consolidated Statements of Operations using a “graded-vesting” method. During the three months ended June 30, 2021, Sunlight expensed $0.0 million and $0.0 million for Class C Units and LTIP Units, respectively, and $0.0 million and $0.0 million for Class C Units and LTIP Units, respectively, during the three months ended June 30, 2020. During the six months ended June 30, 2021, Sunlight expensed $0.0 million and $0.0 million for Class C Units and LTIP Units, respectively, and $0.0 million and $0.0 million for Class C Units and LTIP Units, respectively, during the six months ended June 30, 2020.
c.Except for Class C-1 Units, the Threshold Equity Value increases in an amount equal to any equity capital raised after the date of each grant.

d.In addition to service- and performance-based award conditions, the vesting of Class C-2AD Unit and Class C-3AD Unit awards are contingent upon the PIK Vesting Requirement. At June 30, 2021, the following Class C Units and LTIP Units have not yet satisfied the PIK Vesting Requirement:

Award Class	Class C	LTIP	Total
C-2AD Units	—	691	691
C-3AD Units	39,947	11,262	51,209
	39,947	11,953	51,900

Compensation Unit Activities — Activities related to Sunlight’s equity-based compensation were as follows:

	Class C		LTIP
	Per Unit	Units	Per Unit	Units
December 31, 2019	$14.45	237,318	$19.54	64,046
Issued	23.62	1,205	23.62	14,678
Converted to Class C-1 Units	21.40	(823)	44.16	(1,017)
Converted to Class C-2 Units	11.12	(1,513)	18.46	(2,434)
June 30, 2020	14.49	236,187	20.04	75,273

December 31, 2020	$14.51	234,403	$20.06	71,060
Issued	—	—	—	—
Converted to Class C-1 Units	16.19	(181)	18.96	(377)
Converted to Class C-2 Units	11.12	(1,513)	15.64	(1,285)
June 30, 2021	14.53	232,709	20.14	69,398

Unrecognized Compensation Expense — At June 30, 2021, Sunlight has not yet recognized compensation expense for the following awards:

	Weighted Average Recognition Period	Class C		LTIP
Vesting Condition		Units	Amount	Units	Amount
Time-based service	0.4 years	—	$—	2,772	$18
Performance-based	n.a.	160,770	2,215	38,857	888
Multiple(a)	n.a.	71,939	1,170	27,769	468
		232,709	$3,385	69,398	$1,374
a.Includes awards where vesting contingent upon at least two conditions: time-based service, performance-based conditions, and the PIK Vesting Requirement.

Refer to Notes 2 and 7 regarding the accounting treatment for compensation units and the valuation thereof.

Note 7. Fair Value Measurement

The carrying values and fair values of Sunlight’s assets and liabilities recorded at fair value on a recurring or non-recurring basis, as well as other financial instruments for which fair value is disclosed, at June 30, 2021 and December 31, 2020 were as follows:

	Principal Balance or Notional Amount	Carrying Value	Fair Value
			Level 1	Level 2	Level 3	Total
June 30, 2021
Assets:
Financing Receivables:
Loan participations, held-for-investment	$5,252	$4,410	$—	$—	$4,790	$4,790
Loans, held-for-investment	351	297	—	—	310	310
Cash and cash equivalents	62,521	62,521	62,521	—	—	62,521
Restricted cash	3,861	3,861	3,861	—	—	3,861
Contract derivatives	51,072	648	—	—	648	648

Liabilities:
Debt	20,613	20,613	—	—	20,613	20,613
Warrants	9,544	9,708	—	—	9,708	9,708
Guarantee obligation	n.a.	211	—	—	211	211

December 31, 2020
Assets:
Financing Receivables:
Loan participations, held-for-investment	5,997	5,029	—	—	5,140	5,140
Loans, held-for-investment	354	304	—	—	310	310
Cash and cash equivalents	49,583	49,583	49,583	—	—	49,583
Restricted cash	3,122	3,122	3,122	—	—	3,122
Contract derivatives	59,770	1,435	—	—	1,435	1,435

Liabilities:
Debt	14,625	14,625	—	—	14,625	14,625
Warrants	4,700	5,643	—	—	5,643	5,643
Guarantee obligation	n.a.	839	—	—	839	839

Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value.

Sunlight’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs changed as follows:

	Assets	Liabilities
	Contract Derivatives	Warrants
December 31, 2020	$1,435	$5,643
Transfers(a)
Transfers to Level 3	—	—
Transfers from Level 3	—	—
Gains (losses) included in net income(b)
Included in change in fair value of warrant liabilities	—	4,065
Included in change in fair value of contract derivatives, net	(787)	—
Included in realized gains on contract derivatives, net	2,986	—
Payments, net	(2,986)	—
June 30, 2021	$648	$9,708

December 31, 2019	$—	$133
Transfers(a)
Transfers to Level 3	—	—
Transfers from Level 3	—	—
Gains (losses) included in net income(b)
Included in change in fair value of warrant liabilities	—	(29)
Included in change in fair value of contract derivatives, net	455	—
Included in realized gains on contract derivatives, net	121	—
Payments, net	(121)	—
June 30, 2020	$455	$104

Contract Derivative Valuation — Fair value estimates of Sunlight's contract derivatives are based on an internal pricing model that uses a discounted cash flow valuation technique, incorporates significant unobservable inputs, and includes assumptions that are inherently subjective and imprecise. Significant inputs used in the valuation of Sunlight’s contract derivatives include:

Contract Derivative	Significant Inputs
1	Inputs include expected cash flows from the financing and sale of applicable Indirect Channel Loans and discount rates that market participants would expect for the Indirect Channel Loans. Significant increases (decreases) in the discount rates in isolation would result in a significantly lower (higher) fair value measurement.
2	Inputs include expected prepayment rate of applicable Indirect Channel Loans sold to the Indirect Channel Loan Purchaser. Significant increases (decreases) in the expected prepayment rate in isolation would result in a significantly higher (lower) fair value measurement.

The following significant assumptions were used to value Sunlight’s contract derivative:

	June 30, 2021	December 31, 2020
Contract Derivative 1
Discount rate	9.2%	8.1%
Weighted average life (in years)	0.2	0.3
Contract Derivative 2
Expected prepayment rate	75.0%	n.a.

Compensation Unit and Warrant Valuation — To determine the grant-date value of each Class C Unit and LTIP Unit granted during the three months ended June 30, 2021 and 2020 as well as the fair value of warrants at June 30, 2021 and December 31, 2020, an independent third-party valuation firm (a) uses an income valuation approach to determine the fair value of Sunlight’s equity on a quarterly basis and (b) allocates that fair value to each class of interest in Sunlight’s equity and warrants thereon on a per unit basis using an option pricing method. Sunlight determines the grant-date fair value of an award using the value at the quarter-end closest to the grant date of the award. Significant increases (decreases) in the cost of equity, volatility, tax rate, and equity term in isolation would result in a significantly lower (higher) fair value measurement. The following significant assumptions were used to value Sunlight’s equity and warrants thereon, on a weighted-average basis:

Assumption	June 30, 2021	December 31, 2020
Cost of equity	22.5%	22.5%
Volatility	46.0%	46.0%
Tax rate	26.0%	26.0%
Term (in years)	3.0	3.0

At June 30, 2021 and December 31, 2020, Sunlight applied a hybrid probability-weighted expected return valuation method, which incorporated two scenarios: (a) a scenario using a market valuation approach that assumed Sunlight completed the business combination described in Note 11 and (b) a remain private scenario that used the aforementioned income valuation approach. The concluded fair value at June 30, 2021 reflects an adjustment for lack of marketability of 20.0% to 30.0%, and Sunlight considered the estimated probability of the completed business combination described in Note 11 of 95.0% was reasonable given Sunlight had entered into a binding agreement for the business combination with Spartan and such business combination was imminent.

Note 8. Taxes

At June 30, 2021 and December 31, 2020, Sunlight did not have any material deferred tax assets or liabilities arising from future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in accordance with GAAP and their respective tax bases.

Sunlight recognizes tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in Sunlight's Condensed Consolidated Statements of Operations. At June 30, 2021 and December 31, 2020, Sunlight did not have any material uncertain tax positions. Any uncertain tax position taken by any of Sunlight’s members is not an uncertain tax position of Sunlight.

Note 9. Transactions with Affiliates and Affiliated Entities

Sunlight has entered into management and administrative agreements with the following equity members who also serve on Sunlight’s board of directors. Management believes that the arrangements represent market compensation for the related services.

FTV Management V, LLC (“FTV”) — In May 2018, Sunlight entered into a management agreement with FTV. Under the terms of the agreement, FTV will provide strategic financial services to Sunlight in exchange for a management fee of $50,000 per calendar quarter.

Hudson SL Portfolio Holdings LLC (“HSPH”) — In February 2018, Sunlight entered into an administrative services agreement with HSPH, indirectly owned by members of Sunlight and SL Investor III LLC, where Sunlight agreed to provide certain services to Solar Loan Management LLC, an affiliate of Hudson Sustainable Investment Management, LLC and HSPH. These services generally include special servicing administration, ongoing accounting work, all calculations related to the purchase and financing of certain Loans under the forward flow agreement and the senior financing, and other services that would be expected of the sponsor of a securitized pool of loans. During the three months ended June 30, 2021 and 2020, Sunlight was paid $0.0 million and $0.0 million, respectively, for such services. During the six months ended June 30, 2021 and 2020, Sunlight was paid $0.1 million and $0.1 million, respectively, for such services.

Tiger Infrastructure Partners (“Tiger”) — In September 2015, Sunlight entered into a management agreement with Tiger. Under the terms of the agreement, Sunlight pays Tiger a management fee of $50,000 per calendar quarter for strategic financial services provided by Tiger to Sunlight. In addition to the management fee, Sunlight reimbursed $0.0 million and $0.0 million of expenses to Tiger during the three months ended June 30, 2021 and 2020, respectively, and $0.0 million and $0.0 million during the six months ended June 30, 2021 and 2020.

Estimated Tax Distributions — Sunlight distributes cash to its unitholders using allocations of estimated taxable income it expects to generate. As Sunlight revises its estimate of taxable income or loss, the allocation of taxable income to its unitholders may change, resulting in amounts due to, or from, certain unitholders. At June 30, 2021, Sunlight’s unitholders owed $1.8 million to Sunlight resulting from changes between the tax obligations estimated at the time of the distribution, shown as “Due from Affiliates” in the accompanying Condensed Consolidated Balance Sheets, partially offset by $0.8 million that Sunlight owed to its unitholders, shown as “Due to Affiliates” in the accompanying Condensed Consolidated Balance Sheets.

Note 10. Commitments and Contingencies

Sunlight was subject to the following commitments and contingencies at June 30, 2021.

Litigation — From time to time, Sunlight may be involved in various claims and legal actions arising in the ordinary course of business. Sunlight establishes an accrued liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable.

At June 30, 2021, Sunlight was not involved in any material legal proceedings regarding claims or legal actions against Sunlight.

Indemnifications — In the normal course of business, Sunlight enters into contracts that contain a variety of representations and warranties and that provide general indemnifications. Sunlight’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against Sunlight that have not yet occurred. However, based on Sunlight’s experience, Sunlight expects the risk of material loss to be remote.

Advances — Sunlight provides a contractually agreed upon percentage of cash to a contractor related to a Loan that has not yet been funded by either a Direct Channel Partner or its Bank Partner as well as amounts funded to contractors in anticipation of loan funding. At June 30, 2021, Sunlight has committed to advance up to $186.2 million for unfunded, approved Loans submitted by eligible contractors, of which Sunlight advanced $41.0 million included in “Advances” in the accompanying Condensed Consolidated Balance Sheets.

Funding Commitments — Pursuant to Sunlight’s contractual arrangements with contractors, Direct Channel Partners, and Bank Partner, the funding source periodically remits to Sunlight the cash related to Loans it has originated. Sunlight has committed to funding such amounts to the relevant contractor when certain milestones have been reached relating to the installation of residential solar system, or other home improvement equipment, underlying the consumer receivable. Any amounts retained by Sunlight in anticipation of an installation milestone being reached are included in “Funding Commitments” in the accompanying Condensed Consolidated Balance Sheets, totaling $22.2 million at June 30, 2021.

Bank Partner Guarantees — Sunlight is required to guarantee the performance of certain Indirect Channel Loans, which it is required to repurchase in the event Sunlight is unable to facilitate the sale of such loans. Upon repurchase, Sunlight may attempt to recover any contractual amounts owed by the borrower or from the contractor (in the event of a contractor’s nonperformance). Sunlight repurchased and wrote off 17 and 10 loans, totaling $0.3 million and $0.2 million, for the three months ended June 30, 2021 and 2020 and 51 and 24 loans, totaling $1.1 million and $0.5 million, for the six months ended June 30, 2021 and 2020, respectively, from its Bank Partner, associated with this guarantee. At June 30, 2021, the maximum potential amount of undiscounted future payments Sunlight could be required to make under the guarantee totaled $55.8 million, and Sunlight recorded a $0.2 million liability presented within “Other Liabilities” in the accompanying Condensed Consolidated Balance Sheets. At June 30, 2021, the unpaid principal balance of loans, net of applicable discounts, for guaranteed loans held by Sunlight’s Bank Partner and delinquent more than 90 days was $0.0 million.

Sunlight Rewards™ Program — Sunlight Rewards™ allows solar salespeople to earn points for selling Sunlight-facilitated loans. These individuals can gain “status” for their own overall loyalty, track their points, and choose to redeem points for quality awards. If all points earned under the Sunlight Rewards™ Program were redeemed at June 30, 2021, Sunlight would pay $2.1 million, and Sunlight recorded a liability of $1.3 million.

Non-Cancelable Operating Leases — Sunlight's non-cancelable operating leases consist of office space leases. Certain lease agreements include rent concessions and leasehold improvement incentives. In addition to base rentals, certain lease agreements are subject to escalation provisions and rent expense is recognized on a straight‑line basis over the term of the lease agreement.

At June 30, 2021, the approximate aggregate annual minimum future lease payments required on the operating leases are as follows:

July 1, through December 31, 2021	$552
2022	1,010
2023	680
2024	700
2025	345
Thereafter	—
$3,287

During the three months ended June 30, 2021 and 2020, total lease expense was $0.3 million and $0.3 million, respectively, which Sunlight paid in full. During the six months ended June 30, 2021 and 2020, total lease expense was $0.5 million and $0.5 million, respectively, which Sunlight paid in full.

Note 11. Subsequent Events

The following events occurred subsequent to June 30, 2021 through the issuance date of these Unaudited Condensed Consolidated Financial Statements. Events subsequent to that date have not been considered in these financial statements.

Business Combination

On July 9, 2021 (the “Closing Date”), Spartan and Sunlight consummated the previously announced merger pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated as of January 23, 2021 (the “Business Combination Agreement”),

On the Closing Date, and in connection with the Closing, Spartan changed its name to Sunlight Financial Holdings Inc. The resulting company is organized in an “Up-C” structure, such that all of the material assets of the combined company are held by, and substantially all of Sunlight’s business operations are conducted by, Sunlight, and the only material asset of Sunlight Financial Holdings Inc. (together with its wholly owned subsidiaries) will be its indirect equity interests in Sunlight. On the Closing Date, Sunlight Financial Holdings Inc. (a) indirectly owned 84,837,655 (excludes 1,535,941 of units held by Sunlight Financial Holdings Inc. in respect of net withholding for tax payments) Class X Units of Sunlight, constituting 100% of the issued and outstanding Class X Units and approximately 64.1% of Sunlight’s outstanding equity and (b) controls Sunlight as one of the wholly-owned subsidiaries of Sunlight Financial Holdings Inc.is the sole managing member of Sunlight pursuant to the amendment and restatement of Sunlight partnership agreement..

At the closing of the Business Combination, Sunlight had an additional $49.5 million cash on hand from the proceeds of the transaction, excluding cash Sunlight received to pay tax withheld from distributions to certain current and former employees.

Other

During the first quarter of 2020, the outbreak of a novel strain of coronavirus (COVID-19) has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. Depending on the severity and duration of the outbreak, the novel coronavirus could present material uncertainty and risk with respect to the Company, its performance, and its financial results.